UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 22, 2012

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 America Center Drive San Jose, CA	95164
(Address of principal executive offices)	(Zip Code)

(408) 586-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 11, 2012, Polycom, Inc. (the “Company”) announced that on May 10, 2012 it had entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Mobile Devices Holdings, LLC (“MDH”), a Delaware limited liability corporation, pursuant to which the Company will divest its enterprise wireless voice solutions business (“EWS Business”) to an affiliate of Sun Capital Partners, Inc. On August 21, 2012, Polycom filed a lawsuit to enforce the terms of the Purchase Agreement. On October 22, 2012, Polycom entered into a settlement agreement with MDH and Sun Capital Partners V, L.P. to settle the claims raised in such lawsuit and, in connection with such settlement, amended the Purchase Agreement. Pursuant to the terms of the amendment, the consideration set forth in the Purchase Agreement shall consist of $110 million as follows: approximately $53 million in cash, subject to adjustments for cash, debt and working capital as set forth in the Purchase Agreement, plus up to an additional $57 million in cash over the next four years subject to certain conditions, including meeting certain agreed-upon EBITDA-based milestones. The transaction is currently intended to close on or before December 15, 2012, subject to the terms of the Purchase Agreement.

Item 8.01	Other Events

See above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish
Chief Legal Officer and Executive Vice President, Corporate Development and Secretary

Date: October 23, 2012

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